Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Fourth Quarter 2016 Results

CHATTANOOGA, Tenn. (February 1, 2017) - Unum Group (NYSE: UNM) today reported net income of $248.0 million ($1.07 per diluted common share) for the fourth quarter of 2016, compared to net income of $226.1 million ($0.93 per diluted common share) for the fourth quarter of 2015.
After-tax operating income, which excludes after-tax realized investment gains and losses on the Company’s investment portfolio and the amortization of prior period actuarial losses on the Company’s pension plans, was $232.4 million ($1.00 per diluted common share) in the fourth quarter of 2016, compared to $230.6 million ($0.95 per diluted common share) in the fourth quarter of 2015. The combined impact of the amounts excluded for the fourth quarters of 2016 and 2015 equaled net after-tax income of $15.6 million ($0.07 per diluted common share) and a net after-tax loss of $4.5 million ($0.02 per diluted common share), respectively.
“We achieved record net income in 2016, ending the year with very strong fourth quarter results,” said Richard P. McKenney, president and chief executive officer.  “Our performance continues to be anchored by market-leading positions in employee benefits which drives solid premium growth in our core business operations and strong profits. 2016 was a year that saw us deliver a combination of growth, disciplined execution, and return of capital to our shareholders. We are well positioned strategically and financially to carry this momentum into 2017.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "operating income" or "operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and non-operating retirement-related gains or losses. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
    Unum US reported operating income of $240.1 million in the fourth quarter of 2016, an increase of 12.1 percent from $214.2 million in the fourth quarter of 2015. Premium income for the segment increased 5.9 percent to $1,325.2 million in the fourth quarter of 2016, compared to premium income of $1,251.6 million in the fourth quarter of 2015. Net investment income for the segment was $206.3 million in the fourth quarter of 2016, compared to $220.3 million in the fourth quarter of 2015.
Within the Unum US operating segment, the group disability line of business reported a 35.4 percent increase in operating income to $89.5 million in the fourth quarter of 2016, compared to $66.1 million in the fourth quarter of 2015. Premium income in group disability increased 3.7 percent to $591.9 million in the fourth quarter of 2016, compared to $570.6 million in the fourth quarter of 2015, primarily due to an increase in the in-force block due to sales growth and a continued strong level of persistency. Net investment income declined by 4.7 percent to $118.8 million in the fourth quarter of 2016, compared to $124.6 million in the fourth quarter of 2015, primarily due to a decline in yields and lower miscellaneous investment income. The benefit ratio for the fourth quarter of 2016 was 77.7 percent, compared to 81.7 percent in the fourth quarter of 2015. This improvement was due primarily to lower claim incidence rates, favorable claim recovery experience, and the impact of rate increases on the in-force block for our group long-term disability product line, which more than offset a 50 basis point reduction in the discount rate used for new claim incurrals for the group long-term disability line of business implemented in the fourth quarter of 2016. Group long-term disability sales declined by 7.3 percent to $107.7 million in the fourth quarter of 2016, compared to $116.2 million in the fourth quarter of 2015. Group short-term disability sales increased 28.5 percent to $61.8 million in the fourth quarter of 2016, compared to $48.1 million in the fourth quarter of 2015. Persistency in the group long-term disability line of business was 91.0 percent for full year 2016, compared to 92.1 percent for full year 2015. Persistency in the group short-term disability line of business was 87.7 percent for full year 2016, compared to 88.1 percent for full year 2015.
The group life and accidental death and dismemberment line of business reported operating income of $56.1 million in the fourth quarter of 2016, an increase of 3.3 percent from $54.3 million in the fourth quarter of 2015. Premium income for this line of business increased 4.9 percent to $391.9 million in the fourth quarter of 2016, compared to $373.6 million in the fourth quarter of 2015, primarily due to growth in the in-force block resulting from sales growth and improved persistency. Net investment income declined 15.7 percent to $27.9 million in the fourth quarter of 2016, compared to $33.1 million in the fourth quarter of 2015, primarily due to a

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

decline in the level of invested assets supporting this line of business. The benefit ratio in the fourth quarter of 2016 was 71.5 percent, compared to 72.0 percent in the fourth quarter of 2015, reflecting lower incidence and a lower average claim size in the group life line as well as favorable experience under group life waiver of premium benefits. Sales of group life and accidental death and dismemberment products increased 14.9 percent in the fourth quarter of 2016 to $142.9 million, compared to $124.4 million in the fourth quarter of 2015. Persistency in the group life line of business was 90.7 percent for full year 2016, compared to 89.2 percent for full year 2015.
The supplemental and voluntary line of business reported an increase of 0.7 percent in operating income to $94.5 million in the fourth quarter of 2016, compared to $93.8 million in the fourth quarter of 2015. Premium income for supplemental and voluntary increased 11.1 percent to $341.4 million in the fourth quarter of 2016, compared to $307.4 million in the fourth quarter of 2015, driven by the addition of the dental and vision product offering resulting from an acquisition in August 2016, as well as growth in the in-force block of individual disability and voluntary benefits products due to sales growth and favorable persistency. Somewhat offsetting this growth was the impact of a reinsurance transaction executed in the fourth quarter of 2016 to cede a portion of the individual disability product line. Net investment income declined to $59.6 million in the fourth quarter of 2016, compared to $62.6 million in the fourth quarter of 2015, due to lower miscellaneous income and a decline in portfolio yields which offset an increase in the level of invested assets. The benefit ratio for the individual disability product line was 54.7 percent for the fourth quarter of 2016, generally consistent with 54.1 percent for the fourth quarter of 2015. The benefit ratio for voluntary benefits was 44.6 percent in the fourth quarter of 2016, compared to 48.0 percent in the fourth quarter of 2015. The benefit ratio for dental and vision was 65.9 percent. Relative to the fourth quarter of 2015, sales in the individual disability product line declined 17.1 percent in the fourth quarter of 2016 to $17.4 million. Sales in the voluntary benefits line of business increased 0.4 percent in the fourth quarter of 2016 to $45.4 million. Sales in the dental and vision product line totaled $10.0 million. Persistency in the individual disability product line was 91.1 percent for full year 2016, compared to 90.3 percent for full year 2015. Persistency in the voluntary benefits product line was 76.9 percent for full year 2016, compared to 75.9 percent for full year 2015. Persistency for dental and vision was 84.6 percent at year end 2016.
Unum UK Segment
Unum UK reported operating income of $29.9 million in the fourth quarter of 2016, a decline of 19.2 percent from $37.0 million in the fourth quarter of 2015. In local currency, operating income declined by 1.2 percent to £24.1 million in the fourth quarter of 2016, compared to £24.4 million in the fourth quarter of 2015.
Premium income declined by 18.9 percent to $121.9 million in the fourth quarter of 2016, compared to $150.4 million in the fourth quarter of 2015. In local currency, premium income was £98.2 million in the fourth quarter of 2016, a decline of 0.9 percent from £99.1 million in the fourth quarter of 2015, primarily resulting from a lack of growth in the in-force business. Net investment income declined by 17.2 percent to $28.8 million in the fourth quarter of 2016, compared to $34.8 million in the fourth quarter of 2015. In local currency, net

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

investment income increased 1.3 percent to £23.2 million in the fourth quarter of 2016, compared to £22.9 million in the fourth quarter of 2015. The benefit ratio in the fourth quarter of 2016 was 67.6 percent, compared to 69.9 percent in the fourth quarter of 2015, due primarily to a lower average size of new claims in the group life business.
Sales declined by 12.9 percent to $23.7 million in the fourth quarter of 2016, compared to $27.2 million in the fourth quarter of 2015. In local currency, sales for the fourth quarter of 2016 increased by 6.7 percent to £19.1 million. Persistency in the group long-term disability line of business was 89.5 percent for full year 2016 compared to 89.2 percent for full year 2015. Persistency in the group life line of business was 81.3 percent for full year 2016, compared to 80.0 percent for full year 2015.
Colonial Life Segment
Colonial Life reported a 3.0 percent increase in operating income to $79.9 million in the fourth quarter of 2016, compared to $77.6 million in the fourth quarter of 2015.
Premium income for the fourth quarter of 2016 increased 6.8 percent to $360.4 million, compared to $337.4 million in the fourth quarter of 2015, primarily due to sales growth and favorable persistency. Net investment income totaled $35.8 million in the fourth quarter of 2016, compared to $35.6 million in the fourth quarter of 2015. The benefit ratio in the fourth quarter of 2016 was 51.4 percent, compared to 51.2 percent in the fourth quarter of 2015.
Sales increased 6.5 percent to $181.0 million in the fourth quarter of 2016 from $169.9 million in the fourth quarter of 2015. Persistency in Colonial Life was 79.3 percent for full year 2016 compared to 78.5 percent for full year 2015.
Closed Block Segment
The Closed Block segment reported operating income of $34.6 million in the fourth quarter of 2016, compared to operating income of $28.1 million in the fourth quarter of 2015.
Premium income for this segment declined 2.2 percent in the fourth quarter of 2016 compared to the fourth quarter of 2015, due to expected policy terminations and maturities in the individual disability line of business which was partially offset by an increase in premium income for the long-term care line of business resulting from premium rate increases on certain in-force policies less the impact of policy terminations. Net investment income increased 0.9 percent to $343.6 million in the fourth quarter of 2016, compared to $340.4 million in the fourth quarter of 2015, due primarily to an increase in the level of invested assets. The interest adjusted loss ratio for the individual disability line of business declined to 84.7 percent in the fourth quarter of 2016, compared to 87.2 percent in the fourth quarter of 2015, due primarily to a fourth quarter of 2015 reduction in the claim reserve discount rate to recognize the impact on future portfolio yields from the higher than normal level of bond tenders and calls, which did not occur to the same degree in the fourth quarter of 2016. Underlying risk experience in this line was generally consistent year over year. The interest adjusted loss ratio for the long-term care line of business was 89.1 percent in the fourth quarter of 2016 compared to 89.7 percent

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

in the fourth quarter of 2015, due primarily to favorable mortality experience and the impact of persistency on active life reserves.
Corporate Segment
The Corporate segment reported an operating loss of $37.6 million for the fourth quarter of 2016, compared to an operating loss of $34.6 million in the fourth quarter of 2015. The higher operating loss in the fourth quarter of 2016 was due primarily to lower net investment income and higher operating expenses.

OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution was 232.5 million for the fourth quarter of 2016, compared to 243.8 million for the fourth quarter of 2015. Shares outstanding totaled 229.8 million at December 31, 2016. During the fourth quarter of 2016, the Company repurchased approximately 2.5 million shares at a cost of approximately $103 million.
Capital Management
At December 31, 2016, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was in excess of 400 percent, and cash and marketable securities in the holding companies equaled $594 million, excluding amounts committed for subsidiary contributions.
Book Value
Book value per common share as of December 31, 2016 was $39.02, compared to $35.96 at December 31, 2015.
Outlook
The Company’s expectation for after-tax operating income growth per share for full-year 2017 is within the range of three percent to six percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measure of "after-tax operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and non-operating retirement-related gains or losses as specified in the reconciliations below. We believe operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments. Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses. Although we may experience realized investment gains or

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of our businesses. We believe that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of our operating results. Although we manage our non-operating retirement-related gains or losses separately from the operational performance of our business, these gains or losses impact the overall profitability of our company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in our pensions and other postretirement benefit plans.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax operating income are those described in the preceding paragraphs. While the amortization of prior period actuarial gains or losses in our net periodic benefit cost for our pensions and other postretirement benefit plans is generally consistent in a given annual period and can reasonably be predicted, the Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, February 2, at 9:00 a.m. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 289-0458 for U.S. and Canada (pass code 4200961). For international, the dial-in number is (913) 312-0730 (pass code 4200961). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, February 9. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) pass code 4200961.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

    In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2016 is available on the “Investors” section of the Company’s website.
# # #
ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) execution risk related to our technology needs; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (13) actual persistency and/or sales growth that is higher or lower than projected; (14) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (15) effectiveness of our risk management program; (16) contingencies and the level and results of litigation; (17) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) changes in accounting standards, practices, or policies; (20) fluctuation in foreign currency exchange rates; (21) ability to generate sufficient internal liquidity and/or obtain external financing; (22) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

deferred tax assets; and (23) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “ Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2015 and, to the extent applicable, our subsequent quarterly reports on Form 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Revenue
Premium Income	$2,099.2	$2,037.8	$8,357.7	$8,082.4
Net Investment Income	617.9	636.4	2,459.0	2,481.2
Net Realized Investment Gain (Loss)	28.4	(2.7)	24.2	(43.8)
Other Income	51.0	50.9	205.6	211.5
Total Revenue	2,796.5	2,722.4	11,046.5	10,731.3

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,735.9	1,735.2	6,941.8	6,782.8
Commissions	255.0	248.5	1,026.7	996.3
Interest and Debt Expense	39.8	38.9	166.0	152.8
Deferral of Acquisition Costs	(145.4)	(144.6)	(592.4)	(569.7)
Amortization of Deferred Acquisition Costs	115.8	106.9	493.0	482.3
Other Expenses	424.2	420.9	1,663.7	1,648.5
Total Benefits and Expenses	2,425.3	2,405.8	9,698.8	9,493.0

Income Before Income Tax	371.2	316.6	1,347.7	1,238.3
Income Tax	123.2	90.5	416.3	371.2

Net Income	$248.0	$226.1	$931.4	$867.1

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.07	$0.93	$3.96	$3.51
Assuming Dilution	$1.07	$0.93	$3.95	$3.50

Weighted Average Common Shares - Basic (000s)	231,518.6	242,887.7	235,445.7	246,986.7
Weighted Average Common Shares - Assuming Dilution (000s)	232,454.1	243,794.3	235,979.2	247,854.7
Outstanding Shares - (000s)			229,822.9	240,917.3

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

($ in millions, except share data)
	Three Months Ended December 31
	2016		2015
		per share*		per share*
Net Income	$248.0	$1.07	$226.1	$0.93
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $10.1; $(0.2))	18.3	0.08	(2.5)	(0.01)
Non-operating Retirement-related Loss (net of tax benefit of $1.4; $1.0)	(2.7)	(0.01)	(2.0)	(0.01)
After-tax Operating Income	$232.4	$1.00	$230.6	$0.95

	Year Ended December 31
	2016		2015
		per share*		per share*
Net Income	$931.4	$3.95	$867.1	$3.50
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $8.4; $(17.7))	15.8	0.07	(26.1)	(0.11)
Non-operating Retirement-related Loss (net of tax benefit of $5.7; $4.1)	(10.6)	(0.04)	(7.8)	(0.03)
After-tax Operating Income	$926.2	$3.92	$901.0	$3.64

* Assuming Dilution

	December
	2016		2015
		per share		per share
Total Stockholders' Equity (Book Value)	$8,968.0	$39.02	$8,663.9	$35.96
Excluding:
Net Unrealized Gain on Securities	440.6	1.92	204.3	0.84
Net Gain on Cash Flow Hedges	327.5	1.42	378.0	1.57
Subtotal	8,199.9	35.68	8,081.6	33.55
Excluding:
Foreign Currency Translation Adjustment	(354.0)	(1.54)	(173.6)	(0.72)
Subtotal	8,553.9	37.22	8,255.2	34.27
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(465.1)	(2.02)	(392.6)	(1.63)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$9,019.0	$39.24	$8,647.8	$35.90

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10